                   Pru Variable Appreciable Life Insurance
                          Prospectus Filing May 2004

Demonstration of how the annual investment returns of the sub-accounts were derived from the hypothetical gross rates of return, how charges against sub-account assets were dedcuted the from annual investment returns of the sub-accounts

Hypothetical Gross Annual Investment Return                 6.00%
less       Arithmetic Average of
Total Contractual Porfolio Expenses               -         0.54%
less       Guaranteed
Mortality and Expense Fee                         -         0.90%
                                                          ---------
Fund Crediting Rate (Net Annual Investment Rate)  =         4.56%

                           Pru Variable Appreciable Life Insurance
                                                  Prospectus Filing May 2004

  Male             Nonsmoker                   Level Death Benefit
                                               CVAT
Age:            30                             Maximum Charges
Face:       75,000                             Assume Annual Payment of $1,200 in all years
TTR:             0                             Hypothetical Annual Return of 6% Gross, 4.56% Net

Policy --- Year 5
                        (0a)          (0b)         (1)         (2)         (3)         (4)          (5)           (6)         (7)          (8)          (9)          (10)        (11)        (12)        (13)            (14)
                        BOP           BOP                                  Per         Per        Montly                     Total                     Total         EOP                      EOP         EOP             EOP
                      Contract       Accum       Premium   Per Policy    Premium      Month        Cost         Monthly     Contract    Surrender      Cash         Basic      Corridor    Corridor      Death           Accum
 Month     YEAR         Fund         Prems        Paid        Loads       Loads       Loads       Of Ins       Interest       Fund       Charges    Surr Value        DB        Factor        DB       Benefits       Prems Paid

   1         5          4,264        5,300        1,200         -          41          8.5        9.50          20.17        5,425        629.25       4,796       75,000     0.22979      23,608      75,000            6,521
   2         5          5,425        6,521            -         -           -          8.5        9.51          20.18        5,427        629.25       4,798       75,000     0.23044      23,551      75,000            6,542
   3         5          5,427        6,542            -         -           -          8.5        9.51          20.18        5,429        629.25       4,800       75,000     0.23110      23,492      75,000            6,564
   4         5          5,429        6,564            -         -           -          8.5        9.52          20.19        5,431        629.25       4,802       75,000     0.23175      23,436      75,000            6,585
   5         5          5,431        6,585            -         -           -          8.5        9.52          20.20        5,433        629.25       4,804       75,000     0.23241      23,378      75,000            6,607
   6         5          5,433        6,607            -         -           -          8.5        9.52          20.21        5,436        629.25       4,806       75,000     0.23307      23,321      75,000            6,628
   7         5          5,436        6,628            -         -           -          8.5        9.53          20.22        5,438        629.25       4,808       75,000     0.23372      23,266      75,000            6,650
   8         5          5,438        6,650            -         -           -          8.5        9.53          20.22        5,440        629.25       4,811       75,000     0.23438      23,209      75,000            6,672
   9         5          5,440        6,672            -         -           -          8.5        9.54          20.23        5,442        629.25       4,813       75,000     0.23504      23,153      75,000            6,694
   10        5          5,442        6,694            -         -           -          8.5        9.54          20.24        5,444        629.25       4,815       75,000     0.23569      23,099      75,000            6,716
   11        5          5,444        6,716            -         -           -          8.5        9.55          20.25        5,446        629.25       4,817       75,000     0.23635      23,043      75,000            6,738
   12        5          5,446        6,738            -         -           -          8.5        9.55          20.26        5,448        629.25       4,819       75,000     0.23700      22,989      75,000            6,760

( 0a)    BOP Contract Fund - Beginning of Period Contract Fund = Ending Contract Fund from the previous month

( 0b)    BOP Accum Prem - accumulated at 4% effective annual interest rate, with annual premiums paid at the beginning of the contract year

(1)     Premium paid  = $1,200

(2)     Per Policy load = $0 per month.

(3)     Per PremiumLoad = Sales/Admin/Tax  = $2 +  3.25% of premium paid

(4)     Per Month Loads =(1) + (2) =  (1) a per $1,000 load  -   $0.11 per month per 1,000 of insurance amount plus (2) a load of  0.5% of the primary annual premium = 0.5%*508.5

(5)     Monthly Cost of Insurance - based on 1980 CSO Age Last Birthday Male Nonsmoker

(6)     Monthly Interest -   interest earned on the account value = (12) * [(1+i) ^ (1/12) -1 ] where i=4.56% is the net crediting interest rate.

(7)     Total Contract Fund   -  End of Period contract fund =  (0) + (1) - (2) - (3) - (4) - (5) +(6)

(8)     Surrender Charges =  Primary Annual Premium * maximum sales charge + $5.00 per $1000 = $508.5 * 50% + $5.00 * 75 = 629.25 for duration 5

(9)     Total Cash Surr Value  = Cash Surrender Value corresponding to illustration year 5 = (7) - (8)

(10)     EOP Basic DB - End Of Period Death Benefit = face amount plus the contract fund or Accumulated Premiums , if applicable

(11)     Corridor factor  - net single premium  corridor factor at 4% for Male age 30 Nonsmoker CVAT

(12)     EOP Corridor DB - End of Period Corridor Death Benefit = (7) / (11)

(13)     EOP Death Benefit - End of Period Death Benefit corresponding to illustration year 5 = max [ (10) , (12) ]

(14)     EOP Accum Prems Paid  - Premiums Paid accumulated at 4% interest, corresponding to illustration year 5